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                                                                   EXHIBIT 14(a)




                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Van Kampen Equity Trust on Form N-14 under the Securities Act of 1933, of our report dated August 8, 2003 appearing in the Annual Report to Shareholders for the Van Kampen Mid Cap Growth Fund for the year ended June 30, 2003, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Other Service Providers" included in the Prospectus/Proxy Statement, which is also part of such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" included in Appendix B to the Statement of Additional Information.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 5, 2004